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                                                                       Exhibit 5


                                  June 28, 2002


UFP Technologies, Inc.
172 East Main Street
Georgetown, Massachusetts 01833

  RE: Registration of 525,000 shares of Common Stock of UFP Technologies, Inc. on SEC Form S-8 Registration Statement

Ladies and Gentlemen:

           As counsel for UFP Technologies, Inc. (the "Company"), this opinion is furnished in connection with the registration by the Company, pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 525,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), 250,000 of which are to be issued pursuant to the Company's 1998 Employee Stock Purchase Plan, and 275,000 of which are to be issued pursuant to the Company's 1998 Director Stock Option Incentive Plan, as amended (collectively, the "Plans").

           We have examined the Certificate of Incorporation of the Company, as amended, the By-laws and minute books of the Company, the Plans, and the pertinent statutes of the State of Delaware.

           Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

           We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                 Very truly yours,



                                 LYNCH, BREWER, HOFFMAN & FINK, LLP